Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2013, relating to the consolidated balance sheet of Xcel Brands, Inc. and Subsidiaries as of December 31, 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in this Registration Statement on Form S-3.

/s/ CohnReznick LLP

New York, New York

May 31, 2013